Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the  4th     day of       August        2015, by and between UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC., a Delaware corporation (the "Company"), and Larry J. Pollock (the "Executive").

WITNESSETH:

In consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive agree as follows:

Article 1. - Employment

1.1.Employment.  The Company agrees to employ Executive, and Executive agrees to serve the Company, for the period stated in Article 2 hereof (the "Term of Employment") and upon the other terms and conditions herein provided.

1.2.Position and Responsibilities.  The Company employs Executive, and Executive agrees to serve as Executive Vice President, Chief Manufacturing Officer of the Company and to accept such other responsibilities as may be assigned to Executive by the Company from time to time during the Term of Employment.

1.3.Duties.  During the Term of Employment, Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder.

1.4.No Breach of Other Obligations.  The Executive represents that, in the course of performing services for the Company, he will not breach any agreement he may have with others with respect to confidential information, and will not bring to the Company or use in any way any materials or documents obtained from others under an agreement of confidentiality.

Article 2. - Term

The Term of Employment shall commence as of May 11, 2015 (the "Effective Date"), and shall continue until May 31, 2016 (the "Initial Term").  Thereafter, subject to the termination provisions of this Agreement, this Agreement will be automatically extended for successive one year terms unless either party provides written notice to the other party on or before April 1st of any year, of his or its election not to extend the term of this Agreement.

Article 3. - Compensation

3.1.Salary.  As compensation to the Executive for the performance of services hereunder, the Company shall pay to the Executive an annual base salary (the "Salary") of $230,000.00.  Installments of the Salary shall be paid to the Executive in

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accordance with the standard procedure of the Company, which at the present time is once every two weeks.  During the period of this Agreement, Executive's salary shall be reviewed at least annually and may be increased if the Board of Directors of the Company acting after approval of the Compensation Committee, determines that an increase is appropriate on the basis of the types of factors it generally takes into account in increasing the salaries of employees similarly situated in the Company.

3.2.Reimbursement of Expenses.  The Company will reimburse the Executive for those customary and necessary business expenses incurred by him in the performance of his duties and activities on behalf of the Company.  Except as provided in this Agreement, such expenses will be reimbursed only on presentation by the Executive of appropriate documentation to substantiate such expenses pursuant to the policies and procedures of the Company governing reimbursement of business expenses to its executives.

3.3.Participation in Plans.  The Executive shall be entitled to participate in any life, medical, dental, health, hospitalization, travel, accident and/or disability insurance plans and in any sick leave and/or salary continuation plan, vacation (which shall not be less than four (4) weeks per calendar year), holiday pay, retirement or employee benefit plan or program generally offered by the Company to its salaried employees.  In addition, Executive shall be entitled to participate in the variable incentive compensation plan as described on Schedule A attached hereto.

Article 4. - Termination of Employment

4.1.Definitions.  For the purposes hereof:

(a)

"Disability" shall be deemed to have occurred when the Executive is eligible, due to a health condition, to collect benefits under the Company’s short term disability plan and has been determined by the Board of Directors to be unable to perform substantially the duties associated with the Executives position for a period of three months.

(b)

 "Cause" shall mean any of the following:  (i) Executive's personal dishonesty or willful misconduct; (ii) Executive's willful violation of any law or material rule or regulation, provided that such violation is demonstrably injurious to the assets, operations or business prospects of the Company; (iii) the conversion or embezzlement for the personal benefit of the Executive of corporate funds or property or a material business opportunity of the Company; (iv) the misuse by the Executive for his personal benefit of any trade secrets or other information of the Company in violation of the provisions of Article 7 of this Agreement; or (v) Executive's material breach of any other provision of this Agreement which is not cured within thirty (30) days of receipt of notice of such breach from Company.

(c)

"Good Reason" shall, absent the Executive’s consent to such action, mean the occurrence of any one of the following: (i) following a Change of Control, the removal of the Executive Vice President, Chief Manufacturing Officer (by reason other than death, Disability or Cause); (ii) any breach by the Company of a material obligation under this

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Agreement; (iii) a substantial and material alteration in the nature or status of Executive’s duties and responsibilities that renders the Executive’s position to be of substantially less responsibility or scope; (iv) a material reduction by the Company in the Executive’s Salary, except for proportional across-the-board salary reductions similarly affecting all senior executives of the Company; or (v) any material reduction by the Company of the benefits, taken as a whole, enjoyed by the Executive on the date of this Agreement under any savings, life insurance, medical, health and accident, disability or other employee welfare benefit plans or programs, including vacation programs, provided that this paragraph (v) shall not apply to any proportional across the board reduction or action similarly affecting all senior executives of the Company.

Notwithstanding the foregoing, no event of "Good Reason" shall be deemed to have occurred unless Executive provides to the Chairman of the Compensation Committee of the Board of Directors of the Company written notice of the facts and circumstances which Executive believes constitutes Good Reason under this Section 4.1(c) within 30 days of such initial occurrence and such facts and circumstances are not corrected or otherwise cured by the Company within thirty (30) days of receipt thereof. Termination by Executive for Good Reason must occur within 90 days of the initial occurrence of the Good Reason event.

For purposes of this Agreement, a Change of Control shall be deemed to have occurred on the earlier of (x) if, in any transaction or series of related transactions consummated in a ninety day period, more than fifty percent (50%) of the then outstanding voting common stock of the Company is sold to a person or group; (y) a merger or consolidation of the Company and another entity in which the Company is not the surviving corporation or in which more than fifty percent(50%) of the equity ownership of the Company changes, or (z) the sale of 50% or more of all of the assets of the Company.

(d)

"Notice of Termination" shall mean written notice which shall indicate the specific termination or resignation provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination or resignation under the provision so indicated and the Company shall submit to the Executive a certified statement signed by the Chairman of the Compensation Committee of the Board of Directors of the Company approving such termination in the case of a Termination by the Company for Cause or Without Cause.

(e)

"Date of Termination" shall mean the date specified in the Notice of Termination as the effective date the Executive's employment is terminated for any reason or the Executive's effective date of resignation, whichever is earlier.

Article 5. - Compensation Upon Termination

5.1.Death.  If the Executive's employment hereunder terminates by reason of his death, his beneficiaries shall be entitled to receive from the Company such amounts as are then provided pursuant to plans, programs or arrangements currently in effect or as approved from time to time by the Board of Directors.

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5.2.Disability. If the Executive's employment hereunder terminates by reason of his Disability, the Executive shall be entitled to receive such amounts as are then provided pursuant to Company’s then existing disability plans, programs or arrangements. Notwithstanding any provisions herein to the contrary, the Executive shall be entitled to receive all benefits to which the Executive is entitled as a terminated employee under the terms of any of the Company's qualified employee benefit plans and any other plan, program or arrangement relating to retirement or other benefits including, without limitation, any employee stock ownership plan or any plan now in effect or which is established (with approval of the Board of Directors) as a supplement to any of the forenamed plans, except as otherwise provided in such plans as a result of the Executive's termination of employment.

5.3.Cause.  If the Executive's employment hereunder is terminated by the Company for Cause, the Company shall pay to the Executive his full base Salary through the Date of Termination but at a rate no greater than that in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

5.4.By the Company Without Cause or by the Executive by Resignation for Good Reason.  If the Executive's employment hereunder is terminated by the Company without Cause or is terminated by the Executive pursuant to his resignation for Good Reason, then the Executive shall be entitled to the benefits provided below, which shall constitute complete satisfaction of the obligations of the Company to the Executive under this Agreement:

(a)	The Company shall pay the Executive his prorated annual base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given.
(b)

Subsequent to the Date of Termination:  the Company shall pay as severance pay to the Executive, a severance equal to 12 months of the Executive's base monthly salary at the rate in effect at the time Notice of Termination is given; and such severance payment shall be made over a 12 month period.  Any such payment referred to in this section shall be made in accordance with the Company’s standard payroll schedule and shall be less applicable taxes and mandatory deductions.

(c)

The Company will provide health care benefits under the group policies covering the other corporate employees including Medical, Dental, Vision and Prescription Drugs, subject to any changes made to the group policies, as provided prior to the Date of Termination for the Executive and eligible dependents, that were covered prior to any Date of Termination, for a period of:  twelve (12) months at no cost to the Executive.  This period of coverage will not reduce the eligible COBRA period.

(d)

The Executive shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, or otherwise.

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(e)

Notwithstanding any provisions herein to the contrary, the Executive shall be entitled to receive all benefits to which the Executive is entitled as a terminated employee under the terms of any of the Company's qualified employee benefit plans and any other plan, program or arrangement relating to retirement or other benefits including, without limitation, any employee stock ownership plan or any plan now in effect or which is established (with approval of the Board of Directors) as a supplement to any of the forenamed plans, except as otherwise provided in such plans as a result of the Executive's termination of employment.

Article 6. - Duties of Executive After
Termination of Employment

Following any termination of Executive's employment and for a period of ninety (90) days thereafter, the Executive shall fully cooperate with the Company in all matters relating to the winding up and orderly transfer of the Executive's work on behalf of the Company.  Not later than the effective date of any termination of the employment, the Executive will immediately deliver to the Company any and all of the Company's property of any kind or nature whatsoever in the Executive's possession, custody or control, including, without limitation any and all Confidential Information as that term is defined in Section 7.1 of this Agreement.

Article 7. - Confidentiality, Assignment,

Non-Solicitation,  Noncompetition

7.1.Confidential Relationship.  Executive understands and agrees that all company manuals, company policies, marketing plans and surveys, product designs, schematics, specifications and product location and installation data, formulae, processes, methods, machines, compositions, customer information, ideas, inventions, financial information and plans of the Company and all records, correspondence, files, customer lists, data and other information pertaining to or concerning the Company, its principals, vendors and customers (collectively the "Confidential Information") contain valuable confidential information that is owned by the Company, and, therefore, that during the period of employment hereunder and at all times thereafter, Executive shall not utilize such Confidential Information for his own benefit or for the benefit of any person or entity other than the Company, nor shall he divulge or communicate any such Confidential Information to any person or entity without the express authorization of the Company. Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Executive.  The Executive agrees that, on the termination of his employment, he will immediately surrender to the Company any and all Confidential Information in his possession pertaining to the Company and its business.

7.2.Assignment of Rights.  All inventions, discoveries, designs, developments, technology, computer programs, writings and reports that are made or conceived of by the Executive in the course of his employment with the Company, whether or not patentable or copyrightable, shall become and remain the sole property of the Company without additional compensation to Executive.  The Executive recognizes that all such works shall be

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considered works-for-hire and hereby transfers and assigns any right, title, copyright and interest that Executive acquires in such works to the Company and will, from time to time, give the Company all reasonable assistance, execute all papers and do all things that may reasonably be required to protect and preserve the rights of the Company in such works.

7.3.Non-Solicitation.The Employee covenants and agrees that (i) during Employee’s engagement with the Company, and (ii) for a period of two (2) years following termination, Employee shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six (6) months preceding the Employee's date of termination of engagement, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable.

 7.4.Noncompetition.Employee agrees that (i) during Employee’s engagement with the Company, Employee shall not engage, directly or indirectly, as an employee, officer, Employee, partner, employees, manager, agent, owner or in any other capacity, in any competition with the Company or any of its subsidiaries. (ii) and for a period of one  (1) year following the termination of Employee’s engagement for any reason or without reason, Employee shall not in any capacity whether in the capacity as an employee, officer, partner, manager, agent or owner directly or indirectly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the Company or any of its subsidiaries within the United States of America.

Article 8. - Source of Payments

All payments provided for under this Agreement shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  No trust or fiduciary relationship with respect to payments shall be deemed created hereby and, to the extent that any person acquires a right to receive payments hereunder, such right shall be no greater than the rights of a general creditor of the Company.

Article 9. - Miscellaneous

9.1.Indulgences, Etc.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

9.2.Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

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To the Company:

Dennis M. Oates, Chairman, CEO and President
Universal Stainless & Alloy Products, Inc.
600 Mayer Street
Bridgeville, PA 15017

To the Executive:

Mr. Larry J. Pollock
9812 Cliffview Street
Clinton, Ohio 44216

Any such notice or communication shall be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefore, shall determine the time at which notice was given.

9.3.Assignment; Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs and personal representatives of the Executive and the successors and assigns of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

9.4.Entire Agreement; Amendment.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.  This Agreement may be amended or any provision hereof waived at any time only by written agreement of the parties hereto.

9.5.Arbitration Clause.  Any and all claims or disputes between Company and Executive arising out of or relating to this employment relationship including but not limited to this Employment Agreement, the hiring, performance or termination of employment and/or cessation of employment with the Company and/or against any employee, officer, alleged agent, director, affiliate, subsidiary or sister company relationship, or relating to an application or candidacy for employment shall be settled by final and binding arbitration administered by the American Arbitration Association under its Employment Arbitration Rules and Mediation Procedures and judgment upon the award rendered by the arbitrator(s) may be confirmed/entered in any court having competent jurisdiction.  Any such arbitration shall be conducted by an arbitrator experienced in employment law and any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact.  The Executive and Company agree that the Arbitration shall be held in the county and state where Executive currently works for Company or most recently worked for Company. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.  For claims arising under federal law, the Arbitrator(s) shall

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follow the substantive law applicable to the United States District Court for the Western District of Pennsylvania.

9.6.Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision that is not held so invalid, and the remainder of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

9.7.Headings.  The Article and Section headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

9.8.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the day and year first written above.

UNIVERSAL STAINLESS & ALLOY
PRODUCTS, INC.

By: /s/ Dennis M. Oates
Dennis M. Oates
Chairman, CEO and President

EXECUTIVE

By: /s/ Larry J. Pollock
Larry J. Pollock

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Schedule A

1.

Incentive Compensation.  Executive will be entitled to participate in the Company’s Variable Incentive Compensation Plan as modified from time to time by the Board of Directors.  The maximum award under such plan for the Executive shall be 96% of his annual base Salary.  Note the bonus is prorated to length of service in the first year. A guaranteed minimum incentive compensation award for 2015 based on continued employment until the payout is made on or before March 15, 2016,  for Executive shall be $75,000.00.

2.

Stock Options. Executive shall be granted 15,000 stock options on his first day of employment pursuant to the Company’s stock option plan.  The exercise price of the stock options will be the closing price of the Company’s common stock on the day preceding the Grant Date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported.

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